Exhibit 5.4

October 22, 2010

Graham Packaging Company, L.P.

GPC Capital Corp. I

2401 Pleasant Valley Road

York, Pennsylvania 17402

Re:	Graham Packaging Company, L.P.
$253,378,000 of 8 1/4% Senior Notes due 2017 $250,000,000 of 8 1/4% Senior Notes due 2018

Ladies and Gentlemen:

We have acted as special Utah counsel to Graham Packaging West Jordan, LLC, a Utah limited liability company (the “Utah Guarantor”), in connection with the following exchange offers (the “Exchange Offers”): (i) $253,378,000 aggregate principal amount of the Issuers’ 8 1/4% Senior Notes due 2017 (the “2017 Senior Notes”), and (ii) $250,000,000 aggregate principal amount of the Issuers’ 8 1/4% Senior Notes due 2018 (the “2018 Senior Notes,” and with the 2017 Senior Notes, the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (“SEC”) on the date hereof by Graham Packaging Company, L.P., a Pennsylvania partnership (the “Company”), and GPC Capital Corp. I, a wholly-owned subsidiary of the Company (“GPC Capital” and, together with the Company, the “Issuers”), the Utah Guarantor and the additional subsidiary guarantors (the “Additional Guarantors” and with the Utah Guarantor, the “Guarantors”) under the Securities Act of 1933, as amended.

The Registration Statement relates to the proposed offers of the Issuers to exchange the 2017 Senior Notes for a like principal amount of the Issuers’ outstanding 8 1/4% Senior Notes due 2017 issued in a private offering on November 24, 2009 (the “Original 2017 Notes”) and to exchange the 2018 Senior Notes for a like principal amount of the Issuers’ outstanding 8 1/4% Senior Notes due 2018 issued in a private offering on September 23, 2010 (the “Original 2018 Notes,” and with the Original 2017 Notes, the “Original Notes”). The Original Notes were issued pursuant to two Indentures, dated in each case as of the date of the Original Notes, as supplemented, (the “Indentures”), among the Issuers, the Guarantors, and the Bank of New York Mellon, a New York banking corporation, as trustee. This opinion is rendered to you at the request of the Issuers. Capitalized terms used in this letter without definition have the meanings assigned to them in the Indentures.

In connection with this letter, we have examined executed originals or copies of executed originals of each of the following documents, each of which is dated the date hereof or as of the date hereof, unless otherwise noted (collectively, the “Offering Documents”):

1.	the Indentures, and any Supplements thereto;

Graham Packaging Company, L.P.

GPC Capital Corp. I

October 22, 2010

2.	the form of Exchange Notes to be issued pursuant to the Indentures upon the consummation of the Exchange Offers for the Original Notes.

In addition, we have examined the following documents or copies thereof (collectively, the “Due Diligence Documents”):

1.	the Registration Statement;

2.	the following documents with respect to the Utah Guarantor (collectively, the “Utah Guarantor Documents”): (i) Action Taken By Written Consent of Sole Member, dated November 24, 2009; (ii) Action Taken By Written Consent of Managing Member, September 23, 2010; (iii) the Amended and Restated Articles of Organization, dated as of October 6, 2004; and (iv) the Operating Agreement of Graham Packaging West Jordan, dated as of October 17, 2004.

3.	a Management Certificate, dated as of the date hereof, delivered on behalf of the Utah Guarantor, a copy of which is attached hereto as Exhibit A (the “Management Certificate”);

4.	a Certificate of Existence, dated as of September 27, 2010, issued by the Division of Corporations and Commercial Code of the Department of Commerce of the State of Utah, with respect to the Utah Guarantor (the “Certificate of Existence”);

5.	the various certificates and other closing documents delivered in connection with the closing of the transactions contemplated by the Offering Documents; and

6.	such other documents, agreements, and instruments as we have deemed necessary or appropriate as a basis for the opinions hereafter expressed.

As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon the Due Diligence Documents and the representations and warranties in the Offering Documents, all of which we assume, without independent investigation, to be true, correct and complete.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed the legal capacity of natural persons.

We have assumed with respect to all parties to the Offering Documents, other than the Utah Guarantor (the “Other Parties”): (i) that each Other Party is a natural person or is an entity other than a natural person that has the corporate or other power and authority to execute and deliver the Offering Documents to which it is (or will be) a party and to consummate the transactions contemplated thereby; (ii) that each Other Party has taken all necessary corporate or

Graham Packaging Company, L.P.

GPC Capital Corp. I

October 22, 2010

other action to authorize the execution and delivery by it of the Offering Documents to which it is (or will be) a party and the consummation of the transactions contemplated thereby; (iii) that each of the Offering Documents has been (or will be) duly executed and delivered by each Other Party that is (or will be) a party thereto.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1. The Utah Guarantor: (a) is a duly formed limited liability company and is validly existing and in good standing as a limited liability company under the law of the State of Utah, and (b) has the limited liability company power and authority to conduct its business as described in the Registration Statement.

2. The Indentures have been duly authorized, executed and delivered by the Utah Guarantor.

3. The Guarantees under Article 10 of each of the Indentures have been duly authorized by the Utah Guarantor.

4. The obligations under the Guarantees of the Utah Guarantor, and the execution, delivery and performance by the Utah Guarantor of the Indentures, do not violate the Articles of Organization or Operating Agreement of the Utah Guarantor or any Utah Law.

5. No consent, approval, authorization, order, registration, filing or qualification of or with any governmental agency or body of the State of Utah or, to our knowledge, any court of the State of Utah is required to give rise to the guarantee obligations of the Utah Guarantor under the Guarantees or the compliance by the Utah Guarantor with all of the provisions of the Indentures.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	“Utah Law” means the laws of the State of Utah that Utah lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Utah Guarantor and to transactions of the type contemplated in the Exchange Offers, but does not include any statute, rule, regulation, or ordinance of any regional or local governmental body or as to any related judicial or administrative decision. We express no opinion herein as to the laws of any jurisdiction other than the State of Utah.

B.	We express no opinion herein as to the enforceability of any of the Offering Documents.

Graham Packaging Company, L.P.

GPC Capital Corp. I

October 22, 2010

C.	This letter and the matters addressed herein are as of the date hereof or such earlier date as is specified herein, and we undertake no, and hereby disclaim, any obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Utah Guarantor or any other person or entity, or any other circumstance. This letter is limited to the matters expressly stated herein and no opinions or other matters are to be inferred or may be implied beyond the opinions and factual confirmations expressly set forth herein.

D.	We express no opinion with respect to the fairness of the Offering Documents or any other matter, and, in rendering the opinions expressed herein, we have assumed, with your consent, that a court of competent jurisdiction would find all such matters to be entirely fair. We have assumed that no fraud, dishonesty, forgery, coercion, duress, or breach of fiduciary duty exists or will exist with respect to any of the Offering Documents, the Due Diligence Documents, or any other matter relevant to this letter.

E.	The opinion expressed in paragraph 1(a) herein is given solely on the basis of the Certificate of Existence and is limited to the meaning ascribed to such certificate by each applicable State of Utah agency and applicable law.

F.	We express no opinion as to (i) the actual jurisdiction whose laws will or should govern any Offering Document or any issue thereunder, (ii) what law a court applying the conflict of laws rules of any jurisdiction would or should deem applicable, or (iii) whether the choice or conflict of laws rules of any particular jurisdiction will or should govern or be applied to the Offering Documents.

G.	We consent to the use of our name in the Registration Statement and in the prospectus in the Registration Statement as it appears in the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. We understand and agree with the reliance on this opinion by Simpson Thacher & Bartlett LLP for purposes of their opinion to you dated the date hereof and filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Jones, Waldo, Holbrook & McDonough, P.C.

JONES, WALDO, HOLBROOK & MCDONOUGH, P.C.

EXHIBIT A

MANAGEMENT CERTIFICATE

OF

GRAHAM PACKAGING WEST JORDAN, LLC

October 22, 2010

The undersigned Chief Financial Officer of Graham Packaging West Jordan, LLC, a Utah limited liability company (the “Company”), hereby makes the following acknowledgements, representations, and warranties to Jones, Waldo, Holbrook & McDonough, P.C. (the “Firm”) as of the date set forth above.

The Firm has acted as special Utah counsel to the Company in connection with the following exchange offers (the “Exchange Offers”) of (i) $253,378,000 aggregate principal amount of the Issuers’ 8 1/4% Senior Notes due 2017 (the “2017 Senior Notes”), and (ii) $250,000,000 aggregate principal amount of the Issuers’ Senior Notes due 2018 (the “2018 Senior Notes,” and together with the 2017 Senior Notes, the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof by Graham Packaging Company, L.P., a Pennsylvania partnership (the “Company”), and GPC Capital Corp. I, a wholly-owned subsidiary of the Company (“GPC Capital” and, together with the Company, the “Issuers”), the Company and the additional subsidiary guarantors (the “Additional Guarantors” and with the Company, the “Guarantors”).

The Registration Statement relates to the proposed offers of the Issuers to exchange the 2017 Senior Notes for a like principal amount of the Issuers’ outstanding 8 1/4% Senior Notes due 2017 issued in a private offering on November 24, 2009 (the “Original 2017 Notes”) and to exchange the 2018 Senior Notes for a like principal amount of the Issuers’ outstanding 8¼% Senior Notes due 2018 issued in a private offering on September 23, 2010 (the “Original 2018 Notes,” and with the Original 2017 Notes, the “Original Notes”). The Original Notes were issued pursuant to two Indentures, dated in each case as of the date of the Original Notes, as supplemented, (the “Indentures”), among the Issuers, the Guarantors, and the Bank of New York Mellon, a New York banking corporation, as trustee. This opinion is rendered to you at the request of the Issuers. Capitalized terms used in this letter without definition have the meanings assigned to them in the Indentures.

The Firm is rendering an opinion, dated as of the date hereof, to the Issuers in connection with the Exchange Offers. The Firm is relying on the representations contained herein as a basis for such opinion.

1. The Company has delivered to the Firm copies of (i) Action Taken By Written Consent of Sole Member, dated November 24, 2009; (ii) Action Taken by Written Consent of Sole Member, dated September 23, 2010; (iii) the Amended and Restated Articles of Organization, dated as of October 6, 2004; and (iv) the Operating Agreement of Graham Packaging West Jordan, dated as of October 17, 2004 (together the “Company Documents”). The Company Documents are accurate, valid, and have not been changed or amended in any manner.

2. The sole Members of the Company are Graham Packaging Company, L.P., a Delaware limited partnership (“Packaging”), and GPC Sub GP LLC, a Delaware limited liability company, and Packaging has the authority to act on behalf of the Company and execute the Guarantees.

3. The Company: (a) is a duly formed limited liability company and is validly existing and in good standing as a limited liability company under the law of the State of Utah, and (b) has the limited liability company power and authority to conduct its business as described in the Registration Statement.

4. The Indentures have been duly authorized, executed and delivered by the Company.

5. The Guarantees under Article 10 of the Indentures (a) have been duly authorized by the Company, and (b) when the Exchange Notes are duly executed, authenticated, issued and delivered in accordance with the provisions of the Indentures upon the exchange described herein, will give rise to guarantee obligations of the Company to the Exchange Notes.

6. To our knowledge, the obligations under the Guarantees of the Company, and the execution, delivery and performance by the Company of the Indentures, do not violate the Articles of Organization or Operating Agreement of the Company, or the laws of the State of Utah.

7. To our knowledge, no consent, approval, authorization, order, registration, filing or qualification of or with any governmental agency or body of the State of Utah or any court of the State of Utah is required to give rise to the guarantee obligations of the Utah Guarantor under the Guarantees or the compliance by the Utah Guarantor with all of the provisions of the Indentures.

IN WITNESS WHEREOF, the undersigned Chief Financial Officer of the Company has executed this Management Certificate, effective as of the date first mentioned above, both personally and on behalf of the Company.

/s/ David W. Bullock
David W. Bullock, Chief Financial Officer